Exhibit 10.4

October 10, 2011	$700,000

ASSUMPTION OF NOTE AND AMENDED SECURED PROMISSORY NOTE

WHEREAS, on April 20, 2011, RED ROCK PICTURES HOLDINGS, INC. executed a certain Promissory Note, (the “Original Note”), a copy of which is attached hereto as Exhibit A, in the face amount of Six Hundred Fifty Thousand Dollars ($650,000) plus interest thereon at the rate of Fifteen Percent (15%) per annum;

FOR VALUE RECEIVED, REVOLUTION OILS, LLC, aka RED ROCK DIRECT LLC,  (“Borrower”) hereby assume, without recourse to the Original Note, and release from liability thereon and indemnify RED ROCK PICTURES HOLDINGS, INC., and hereby promise to pay to CRISNIC FUND, SA, a Costa Rican company (“Lender”), or registered assigns (each, a “Party,” and collectively, the “Parties”), the principal amount of  Seven Hundred Thousand Dollars ($700,000) plus interest at the rate of Fifteen Percent (15%) per annum on any unpaid principal and accrued interest not repaid at maturity (this “Note”).  In the event that Lender elects to advance additional funds, such additional funds plus a Twenty-Five Percent (25%) cash return, shall be added to the principal amount of this Note.

This Note amends and supersedes any and all former Notes between the Parties.

1.   Definitions.  For the purposes hereof, in addition to the terms defined elsewhere in this Note, capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.   Interest Payments.  Interest shall be compounded and all payments shall be applied to interest before principal.

3.   Maturity Date.  The principal amount and any accrued and unpaid interest shall be due and payable as set forth herein, but in no event later than June 30, 2012, at which time the entire balance of principal and any accrued and unpaid interest shall be all due and payable.

4.   Payments; Prepayment.

4.1   Payments made by or on behalf of Borrower and received by Lender pursuant to the terms hereof shall be applied in the following manner:  (i) first, to the payment of all expenses, charges, costs and fees incurred by or payable to Lender and for which Borrower is obligated pursuant to the terms hereof; (ii) second, to the payment of all interest accrued to the date of such payment; and (iii) third, to the repayment of principal.

4.2   Payments of principal and accrued interest shall be paid in the following manner:  Forty Percent (40%) of all “Adjusted Gross Proceeds” received by Borrower (“Lender’s Participation”)”). As used herein,  “Adjusted Gross Proceeds”  shall mean any proceeds received by Borrower directly or indirectly from any activity, including but not limited to the proceeds from: not limited to proceeds from (i) the distribution and exploitation of the Debtor’s direct response television commercial (hosted by Suzanne Somers) (the “Infomercial”), the book currently entitled The Anti-Aging Miracle by Dr. James William Forsythe, M.D., (the “Somers Project”), and any and all supplements sold as described in the Infomercial, in any outlet worldwide, less costs directly related to production of the Infomercial (excluding Executive Producer fees) and costs incurred to purchase media, cost of goods, talent and product royalties, product shipping costs, customer service, telemarketing, credit card fees, return and charge backs (“Costs”);  (ii) any and all proceeds derived therefrom, including any  health supplements sold as described in the Somers Project, (iii) the feature length film entitled “Endless Bummer”, (iv) the book currently entitled Sleep and Grow Young  by Dr. James William Forsythe, M.D, and (v) the Management Agreement with Mike Flynt (collectively, the “Assets”). Payments made to Lender shall be made pursuant to the terms and condition of Section 8 below and shall continue until such time as the entire principal and all accrued interest on this Note have been paid in full.

4.3   Borrower may prepay this Note in full at any time without penalty or premium.

4.4   Lender shall credit, against Borrowers obligation under the Note, 100%  of all monies received from Office Supply Line for the cancellation of its stock in Red Rock Pictures Holdings, Inc., as well as any proceeds its receives from the sale of Red Rock Pictures Holdings, Inc. stock or any monies its receives from the sale of any equity interest Lender may receive in Office Supply Line as a result of the transaction contemplated under the related Share Exchange Agreement.

5.   Registration of Transfers and Exchanges.

5.1   Different Denominations.  This Note is exchangeable for an equal aggregate principal amount of notes of different authorized denominations, as requested by Lender surrendering the same.  No service charge will be payable for such registration of transfer or exchange.

5.2   Reliance on Note Register.  Prior to due presentment for transfer to Borrower of this Note, Borrower and any agent of Borrower may treat the person in whose name this Note is duly registered upon the records maintained by Borrower for that purpose (the “Note Register”) as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither Borrower nor any such agent shall be affected by notice to the contrary.

6.   Events of Default; Remedies.

Each of the following shall constitute an event of default (“Event of Default”):

6.1   Nonpayment.  The nonpayment, when due, of any installment of interest or principal owing under this Note, or the nonpayment, when due, of any other amount payable to the Lender under this Note or the Agreement.

6.2   Breach.  The failure by Borrower to perform timely or to observe any agreement contained in the Agreement or this Note, which failure or default is not cured or corrected within fifteen (15) days of the date of written notice from Lender to Borrower.

6.3   Liens.  All or any significant portion of the assets of Borrower shall become subject to any Lien other than Permitted Liens.

6.4   Representations and Warranties.  Any representation or warranty in the Agreement or this Note is false or erroneous in any material respect at the time of the making thereof.

6.5   Other Debt.  The default in payment or acceleration of the maturity of any debt of Borrower other than this Note.

6.6   Adverse Change.  The occurrence of a material adverse change in the financial condition of Borrower.

6.7   Merger; Sale of Assets.  Borrower shall sell all or substantially all of its assets or effect any merger or consolidation in which it is not the surviving corporation.

7.           Remedies upon Event of Default.  If any Event of Default occurs, including the failure to make any payments from Adjusted Gross Proceeds, Lender shall have any and all rights and remedies that may be available to it hereunder, and/or at law or in equity.  Without limiting the generality of the foregoing, the entire unpaid principal amount and accrued and unpaid interest shall become, at Lender’s election, immediately due and payable in cash.  In connection with such acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period to enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a Lender of the Note until such time, if any, as Lender receives full payment pursuant to this Section.  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereonFor the avoidance of doubt, in no event shall Reno Rolle or Todd Wiseman be held personally liable or accountable to Lender or Red Rock Pictures Holdings, Inc. for any indebtedness, liability and or obligations evidenced by or incurred under the terms of this Assumption of Note and Amended Secured Promissory Note and the related Share Exchange Agreement, the Assumed and Amended Security Agreement, the Asset Assignment Agreement and or any other agreements made an entered into in connection with the same.

8.   Accounting.

8.1   Reporting: Lender will receive media and telemarketing daily reports via email directly from the suppliers that Borrower chooses to contract for the exploitation of the assets. Borrower will instruct the participating supplier to include Lender on their daily or weekly email reports, as the case maybe. Lender will receive confirmation of the identity of the suppliers via email prior to the beginning of the exploitation of each and every asset.

8.2   Remittance and Reporting: Within 24 hours of Red Rock Direct or any other operating entity receiving any payment, Borrower shall: (i) pay all of Lender’s Participation payable to Lender hereunder on sales made during such period and (ii) deliver to Lender a detailed written statement itemizing such sales and setting forth its calculations of Lender’s Participation thereon.

8.3   Records and Audit Rights: Borrower shall keep complete and accurate records of all sales that are subject to payment of Lender’s Participation hereunder. Lender may cause such records to be audited at any time during any calendar quarter during the term of this Agreement to verify Lender’s Participation paid and payable hereunder. Each such audit shall require at least ten business days prior written notice to Borrower and shall take place during the hours of 9:00 a.m. to 5:00 p.m., Monday through Friday, at the offices of Borrower and shall be at Lender’s sole expense; provided, however, that if any such audit shall show underpayment of royalties due hereunder by more than 10% of the total Lender’s Participation due, then Borrower shall bear one-half of the cost of such audit (up to a maximum payment of $3,000) and shall promptly pay all Lender’s Participation determined by such audit to be due. Notwithstanding anything herein to the contrary, the calculation and payment of royalties for each fiscal year of shall be deemed final and shall not be subject to further review 30 days after the end of such fiscal year.

8.4   Lender’s Right to Access to Revenue Records.  Upon request by the Lender and/or Lender’s Auditor, Borrower shall provide, by email or download, complete “back-up” documentation for all revenue received, including all pertinent corporate books, journals, ledgers and licensee “accounting files.”  Upon request by Lender and/or Lender’s Auditor, Borrower shall provide, in Los Angeles, California, complete bookeeping and “back-up” documentation for all revenue received by Red Rock Direct in every territory, including all corporate books, journals, and ledgers and accounting files.  Upon request by Lender and/or Lender’s Auditor, Borrower shall provide complete bookeeping and “back-up” documentation for all revenue received in all such territories.

8.5   Audit Rights.  Notwithstanding any other provision to the contrary in this contract, Lender shall have the right to audit Borrower at any reasonable time, and use the services of any Certified Public Accountant as Lender’s Auditor.  Lender’s Auditor may render opinions to Lender, on a confidential basis, concerning compliance or non-compliance with any aspect of this contract, including compliance with custom and practice, usage of trade, and the covenant of good faith and fair dealing.  Borrower shall place no restrictions on the opinions to be rendered by Lender’s Auditor.

8.6   Self-Dealing.  Borrower shall identify and disclose all self-dealing transactions on any transaction described hereinabove.  A self-dealing transaction is one involving Borrower and any subsidiary, parent, sibling, or affiliated person or entity.

8.7   Information Access to Accounts:  Lender shall have Internet access to information on all bank accounts maintained by the Borrower.

8.8   Establishment of Joint Bank Account:  The Parties shall establish a joint account (the “Joint Account”) at a bank agreed to Borrower, Lender, and SLC Promotions, Inc. f/s/o Suzanne Somers (the “Somers Project Parties”), into which all revenues from the sale of products from the Somers Project (“Products”)  shall be deposited and from which all Costs shall be paid.  None of the Somers Project Parties shall have the authority to write any check or withdraw funds from the Joint Account unless such check is signed or withdrawal is authorized, as the case may be, by an authorized representative of Borrower, Lender and SLC Promotions, Inc.; provided, however, that in the event it becomes necessary to process a payment to a third party on an expedited timeline that could not be reasonably expected to be met in compliance with the requirements of this section, then Lender and Borrower shall use commercially reasonable efforts to coordinate a wire transfer of requisite funds to process such payment in a timely manner.  In connection with Borrower’s fulfillment of orders for the Products, Borrower shall direct all customers to remit payments for the Products to the Joint Account.  Any letter of instruction to the bank shall be irrevocable and countersigned by Lender.

9.   Indemnification

9.1   Indemnification.  REVOLUTION OILS, LLC, aka RED ROCK DIRECT LLC, (“Indemnifying Party”) agrees to indemnify and hold harmless RED ROCK PICTURES HOLDINGS, INC., and CRISNIC FUND, S.A.  (“Indemnified Party”) and its officers, directors and agents from and against any and all losses, claims, damages and liabilities whatsoever, arising from the liability or debt created by the Original Note. For the avoidance of doubt, in no event shall Reno Rolle or Todd Wiseman be held personally liable for any indebtedness and or obligations evidenced by or incurred under the terms of this Assumption of Note and Amended Secured Promissory Note and or any other agreements made an entered into in connection with the same.

9.1   Indemnification Procedures.  In case any proceeding shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section, the Indemnified Party shall promptly notify the Indemnifying Party in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent (and only to the extent) that the Indemnifying Party is materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel; or (b) in the reasonable judgment of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties (including in the case of Borrower, all of its officers, directors and controlling persons) and that all such fees and expenses shall be reimbursed as they are incurred.  In the case of any such separate firm for the Indemnified Parties, the Indemnified Parties shall designate such firm in writing to the Indemnifying Party.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

9.2   Contribution.  To the extent any indemnification by an Indemnifying Party is prohibited or limited by law, the Indemnifying Party agrees to make the maximum contribution with respect to any amounts for which he, she or it would otherwise be liable under this Section 6 to the fullest extent permitted by law; provided, however, that (a) no contribution shall be made under circumstances where a Party would not have been liable for indemnification under this Section 6 and (b) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning used in the Securities Act) shall be entitled to contribution from any Party who was not guilty of such fraudulent misrepresentation

10.   Miscellaneous.

10.1   Notices.  All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission, email transmission of a pdf formatted data file or by United States first class, registered or certified mail, addressed to the following addresses:

If to Borrower:

Revolution Oils, LLC
Aka Red Rock Direct LLC
6019 Olivas Park Drive, Suite C
Ventura, CA  93003
Attention:  Reno Rolle
Email:
Facsimile:

If to Lender:

Crisnic Fund, SA
In care of Lexperts, SA
ConHotel Office Center
Office 5 Sabana Norte
San Jose, Costa Rica
Email:
Facsimile:

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mail (or on the seventh day if sent to or from an address outside the United States).  Any Party may from time to time change its address for further Notices hereunder by giving notice to the other Party in the manner prescribed in this Section.

10.2   Governing Law.  This Note shall be construed in accordance with the laws of the state of California without giving effect to the principles of conflicts of law thereof.

10.3   Captions.  The various captions of this Note are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Note.

10.4    Absolute Obligation.  Borrower agrees that  its liabilities under this Note are absolute and unconditional without regard to the liability of Lender, and Borrower hereby waives the right to interpose any setoff of any nature or description whatsoever in connection with Lender’s enforcement of its rights under this Note.  This Note is a direct obligation of the Borrower.

10.5   Lost or Mutilated Note.  If this Note shall be mutilated, lost, stolen or destroyed, Borrower shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof (including reasonable indemnity), reasonably satisfactory to Borrower.

10.6   Waiver.  Any waiver by Lender of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note.

The failure of Lender to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive Lender of the right thereafter to insist upon strict adherence to that term or any other term of this Note.  Any waiver by Lender must be in writing.

10.7   Severability.  If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Party or circumstance, it shall nevertheless remain applicable to all other Parties and circumstances.

10.8   Usury.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.  Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive Borrower from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and Borrower (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to Lender, but will suffer and permit the execution of every such power as though no such law has been enacted.

10.9   Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day.

10.10   Entire Agreement.  The Agreement, the Note and the Security Agreement contain the sole and entire agreement and understanding of the Parties with respect to the entire subject matter of this Note, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Note are hereby merged herein.

10.11   Time of Essence.  Time is of the essence in performing the obligations hereunder.

10.12   Costs of Collection.  Borrower promises to pay all costs and expenses of collection or enforcement of this Note, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Lender on account of such collection or enforcement, whether or not suit is filed hereon.  All such costs or expenses incurred or paid by Lender for such purposes shall bear interest at the rate of Ten Percent (10%) per annum from the date incurred or paid by Lender to the date of repayment by Borrower.

10.13   Disputes.  In the event any dispute arises between the Parties with regard to this Note, it shall be resolved by a Court of competent jurisdiction in Los Angeles County, California.  The prevailing Party shall be awarded reasonable attorneys’ fees.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by a duly authorized officer as of the date first indicated above.

BORROWER

REVOLUTION OILS, LLC
aka RED ROCK DIRECT LLC

By:	/s/
Name: Reno Rolle
Title: Member

By:	/s/
Name: Todd Weisman
Title: Member

LENDER

Crisnic Fund, S.A. hereby confirms and agrees to
to the provisions of this ASSUMPTION OF
NOTE AND AMENDED SECURED PROMISSORY
NOTE as of the first date written above and hereby releases
Red Rock Holdings Pictures, Inc. from the
Original Note:

CRISNIC FUND, S.A.

By:	/s/
Name: Tony Gentile
Title: President

Acknowledgement  and Consent
Red Rock Pictures Holdings, Inc. hereby confirms and agrees to the provisions of this ASSUMPTION OF
NOTE AND AMENDED SECURED PROMISSORY
NOTE:

Red Rock Pictures Holdings Inc.

By:	/s/
Name: Tony Gentile
Title: Chief Executive Officer